EXHIBIT 23

To the Board of Directors of
the Dreyfus High yield Strategies Fund
and the Securities and Exchange Commission:


We have examined management's assertion about The Dreyfus High Yield Strategies Fund's compliance with the requirements of subsection
(b) and (c) of Rule 17f-2 under the Investment Company Act of
1940 (the Act) as of March 31, 1999 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of March 31, 1999 and for the period from October 31, 1998 (the date of our last examination) through March 31, 1999, with respect to securities transactions, without prior notice to management:

	1. Count and inspection of all securities located in the Mellon Trust- Global Trust Services ("Mellon Trust") vault at 120 Broadway, New York, New York as of March 31, 1999;

	2. Review of Mellon Trust's systems of reconciliation and control including their reconciliations with the Federal Reserve Bank of Boston, Depository Trust Company, Participant Trust Company and other depositories/intermediaries, as well as their reconciliation of these holdings with customers' positions. Such review included analysis and testing of a sample of reconciling items;

	3. Agreement of pending trade activity for the Fund as of March 31, 1999 to their corresponding subsequent bank statements;

	4. Review of the investment accounts and supporting records of the Fund, including tests of security transaction since our last report, on a test basis.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that The Dreyfus
High Yield Strategies Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 1999 with respect to securities reflected in the investment accounts of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of management of The Dreyfus High Yield Strategies Fund and the
Securities and Exchange Commission and should not be used for any other purpose.


					/s/ KPMG  LLP
					-------------------------
					KPMG  LLP

New York, New York
June 8, 1999




June 8, 1999



Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940



We, as members of management of The Dreyfus High Yield Strategies Fund are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with the requirements. We have performed an evaluation of the Fund's compliance with the requirements of subsections(b) and (c) of Rule 17f-2 as of March 31, 1999 and for the period from October 31, 1998 (the date of last examination) through March 31, 1999.

Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 1999 and for the period from October 31, 1998 (the date of last examination) through March 31, 1999, with respect to securities reflected in the investment accounts of the Fund.


Sincerely,


/s/ Stephen E. Canter
------------------
Stephen E. Canter
Chief Operating Officer
The Dreyfus Corporation